Exhibit 2.6 GENOIL INC. STOCK OPTION PLAN

as amended May 14, 2007 ARTICLE 1 PURPOSE OF PLAN

1.1 The purpose of the Plan is to attract, retain and motivate persons as directors, officers, key employees and consultants of the Corporation and its Subsidiaries and to advance the interests of the Corporation by providing such persons with the opportunity, through share options, to acquire an increased proprietary interest in the Corporation.

ARTICLE 2 DEFINED TERMS

Where used herein, the following terms shall have the following meanings, respectively:

2.1 “Board” means the board of directors of the Corporation or, if established and duly authorized to act, the Executive Committee or another Committee appointed for such purpose by the board of directors of the Corporation;

2.2 “Business Day” means any day, other than a Saturday or a Sunday, on which the Exchange is open for trading;

2.3 “Consultant” means an individual (including an individual whose services are contracted through a personal holding corporation) with whom the Corporation or any Subsidiary has a contract for substantial services;

2.4	“Corporation” means GENOIL INC. and includes any successor corporation thereto;

2.5	“Eligible Person” means any director, officer, employee (part-time or full-time) or

Consultant of the Corporation or any Subsidiary;

2.6 “Exchange” means the TSX Venture Exchange and, where the context permits, any other exchange on which the Shares are or may be listed from time.

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2.7 “Exchange Requirements” means and includes the articles, by-laws, policies, circulars, rules, guidelines, orders, notices, rulings, forms, decisions and regulations of the TSX Venture Exchange as from time to time enacted, any instructions, decisions and directions of a Regulation Services Provider or the TSX Venture Exchange, the Alberta Securities Act, S.A. 1981 c. S-61 and rules and regulations thereunder as amended, the British Columbia Securities Act R.S.B.C. 1996, c. 418 and rules and regulations thereunder as amended and any policies, rules, orders, rulings, forms or regulations from time to time enacted by the Alberta Securities Commission or the British Columbia Securities Commission and all applicable provisions of the Securities Laws of any other jurisdiction.

2.8	“Insider” means:

	(a)	an Insider as defined under Section 1(1) of the Securities Act (Ontario), other than a person who falls within that definition solely by virtue of being a director or senior officer of a Subsidiary; and

	(b)	an associate as defined under Section 1(1) of the Securities Act (Ontario) of any person who is an insider by virtue of (i) above;

2.9	“Investor Relations Activities” means any activities, by or on behalf of the Corporation or

Shareholder of the Corporation, that promote or reasonably could be expected to promote the purchase or sale of securities of the Corporation, but does not include:

(a)	the dissemination of information provided, or records prepared, in the ordinary course of business of the Corporation

	(i)	to promote the sale of products or services of the Corporation, or

	(ii)	to raise public awareness of the Corporation,

that cannot reasonably be considered to promote the purchase or sale of securities of the Corporation;

(b)	activities or communications necessary to comply with the requirements of

	(i)	applicable Securities Laws,

	(ii)	Exchange Requirements or the by-laws, rules or other regulatory instruments of any other self regulatory body or exchange having jurisdiction over the Corporation;

(c)	communications by a publisher of, or writer for, a newspaper, magazine or business or financial publication, that is of general and regular paid circulation, distributed only to subscribers to it for value or to purchasers of it, if

	(i)	the communication is only through the newspaper, magazine or publication, and

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(ii)	the publisher or writer receives no commission or other consideration other than for acting in the capacity of publisher or writer; or

(d) activities or communications that may be otherwise specified by the Exchange.

2.10 “Market Price” at any date in respect of the Shares shall be the greatest closing price of such Shares on any Exchange on the last Business Day preceding the date on which the Option is approved by the Board (or, if such Shares are not then listed and posted for trading on the Exchange, on such stock exchange in Canada on which the Shares are listed and posted for trading as may be selected for such purpose by the Board). In the event that such Shares did not trade on such Business Day, the Market Price shall be the average of the bid and ask prices in respect of such Shares at the close of trading on such date. In the event that such Shares are not listed and posted for trading on any stock exchange, the Market Price shall be the fair market value of such Shares as determined by the Board in its sole discretion;

2.11	“Option” means an option to purchase Shares granted under the Plan;

2.12	“Option Price” means the price per Share at which Shares may be purchased under the

Option, as the same may be adjusted from time to time in accordance with Article 8;

2.13	“Optionee” means an Eligible Person to whom an Option has been granted;

2.14	“Outstanding Issue” means the number of Shares outstanding on a non-diluted basis,

determined on the basis of the number of shares that are outstanding immediately prior to the share issuance under Article 5 herein, excluding shares issued pursuant to share compensation arrangements over the preceding one-year period;

2.15 “Person” means an individual, a corporation, a partnership, an unincorporated association or organization, a trust, a government or department or agency thereof and the heirs, executors, administrators or other legal representatives of an individual and an associate or affiliate of any thereof as such terms are defined in the Business Corporations Act (Alberta);

2.16 “Plan” means this GENOIL INC. Stock Option Plan, as the same may be amended or varied from time to time;

2.17 “Regulation Services Provider” has the meaning ascribed in National Instrument 21-101 Marketplace Operation and refers to Market Regulation Services Inc. (RS Inc.) or any other Regulation Services Provider retained by the TSX Venture Exchange.

2.18 “Securities Laws” means securities legislation, securities regulation and securities rules, as amended, and the policies, notices, instruments and blanket orders in force from time to time that are applicable to the Corporation,

2.19 “Share Compensation Arrangement” means any stock option, stock option plan, employee stock purchase plan or any other compensation or incentive mechanism involving the issuance or potential issuance of Shares, including a share purchase from treasury which is financially assisted by the Corporation by way of a loan, guarantee or otherwise;

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2.20 “Shareholder” means a registered or beneficial holder of Shares or, if the context requires, other securities of the Corporation.

2.21 “Shares” means the common shares of the Corporation or, in the event of an adjustment contemplated by Article 8, such other shares or securities to which an Optionee may be entitled upon the exercise of an Option as a result of such adjustment; and

2.22 “Subsidiary” means any corporation which is a subsidiary as such term is defined in section 4 of the Business Corporations Act (Alberta) (as such provision is from time to time amended, varied or re-enacted) of the Corporation.

ARTICLE 3 ADMINISTRATION OF THE PLAN

3.1 The Plan shall be administered in accordance with the rules and policies of the Exchange in respect of employee stock option plans by the Board. The Board shall receive recommendations of management and shall determine and designate from time to time those directors, officers, employees and Consultants of the Corporation or its Subsidiaries to whom an Option should be granted and the number of Shares, which will be optioned from time to time to any individual and the terms and conditions of the grant.

3.2 The Board shall have the power, where consistent with the general purpose and intent of the Plan and subject to the specific provisions of the Plan,

(a)	to establish policies and to adopt, prescribe, amend or vary rules and regulations for carrying out the purposes, provisions and administration of the Plan and make all other determinations necessary or advisable for its administration;

(b)	to interpret and construe the Plan and to determine all questions arising out of the Plan and any Option granted pursuant to the Plan and any such interpretation, construction or determination made by the Board shall be final, binding and conclusive for all purposes;

(c)	to determine which Eligible Persons are granted Options and to grant Options;

(d)	to determine the number of Shares covered by each Option;

(e)	to determine the Option Price;

(f)	to determine the time or times when Options will be granted and exercisable;

(g)	to determine if the Shares which are subject to an Option will be subject to any restrictions upon the exercise of such Option; and

(h)	to prescribe the form of the instruments relating to the grant, exercise and other terms of Options.

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ARTICLE 4

SHARES SUBJECT TO THE PLAN

4.1 Options may be granted in respect of authorized and unissued Shares provided that, subject to increase by the Board, the receipt of the approval of the Exchange and the approval of Shareholders of the Corporation, the maximum aggregate number of Shares reserved by the Corporation for issuance and which may be purchased upon the exercise of all Options shall equal 44,961,229 Shares in respect of which Options are not exercised shall be available for subsequent Options under the Plan. No fractional Shares may be purchased or issued under the Plan.

ARTICLE 5

ELIGIBILITY; GRANT; TERMS OF OPTIONS

5.1	Options may be granted to Eligible Persons.

5.2	Options may be granted by the Corporation pursuant to the recommendations of the

Board from time to time provided and to the extent that such decisions are approved by the Board.

5.3 Subject to the provisions of this Plan, the number of Shares subject to each Option, the Option Price, the expiration date of each Option, the extent to which each Option is exercisable from time to time during the term of the Option and other terms and conditions relating to each such Option shall be determined by the Board. At no time shall the period during which an Option shall be exercisable exceed 10 years.

5.4 In the event that no specific determination is made by the Board with respect to the following matter:

(a)	the period during which an Option shall, subject to any other specific provisions of the Plan, be exercisable shall be five years from the date the Option is granted to the Optionee; and

(b)	unless otherwise determined by the Board, if any Option granted hereunder is scheduled to expire (i) at a time when the Optionee is subject to restrictions on trading of securities of the Corporation under a trading "blackout" established by the Corporation (pursuant to the Code of Business Conduct of the Corporation then in effect or otherwise) (a "Blackout Period"); or (ii) within five business days after the termination of a Blackout Period, the Option will, notwithstanding the scheduled expiry date of such Option, expire as of the date that is 10 Business Days following the end of the applicable Blackout Period (the "Revised Expiry Date") and shall be exercisable by the holder at any time up to the applicable time on the Revised Expiry Date.

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5.5 The Option Price of Shares which are the subject of any Option shall in no circumstances be lower than the Market Price of the Shares at the date of the grant of the Option.

5.6 Except as otherwise permissible pursuant to the rules of the Exchange, the maximum number of Shares which may be reserved for issuance to any one Optionee under this Plan or under any other Share Compensation Arrangement shall not exceed 5% of the Outstanding Issue in any 12 month period, unless the Corporation has obtained the requisite disinterested Shareholder approval.

5.7 Except as otherwise permissible pursuant to the rules of the Exchange, the aggregate number of Shares which may be reserved for issuance to Insiders under the Plan and any other Share Compensation Arrangement may not exceed 10% of the Outstanding Issue; and the number of Shares which may be reserved for issuance to Insiders under the Plan within any 12 month period, may not exceed 10% of the Outstanding Issue.

5.8 Any entitlement to acquire Shares granted pursuant to the Plan or any other Share Compensation Arrangement prior to the Optionee becoming an Insider shall be excluded for the purposes of the limits set out in 5.7 and 5.8 above.

5.9	An Option is personal to the Optionee and is non-assignable and non-transferable.

5.10	Except as otherwise permissible pursuant to the rules of the Exchange, no more than 2%

of the Outstanding Issue may be granted to any one Consultant in any 12 month period.

5.11 Except as otherwise permissible pursuant to the rules of the Exchange, no more than an aggregate of 2% of the Outstanding Issue may be granted in any 12 month period to an employee (part-time or full-time) conducting Investor Relations Activities.

5.12 At time of grant, the Corporation will represent that the Optionee is a bona fide director, officer, employee or Consultant of the Corporation or any Subsidiary, as the case may be.

ARTICLE 6 EXERCISE OF OPTIONS

6.1 Subject to the provisions of the Plan, an Option may be exercised from time to time by delivery to the Corporation at its registered office of a written notice of exercise addressed to the Secretary of the Corporation specifying the number of Shares with respect to which the Option is being exercised and accompanied by payment in full of the Option Price of the Shares to be purchased. Certificates for such Shares shall be issued and delivered to the Optionee within a reasonable period of time following the receipt of such notice and payment.

6.2 Notwithstanding any of the provisions contained in the Plan or in any Option, the Corporation’s obligation to issue Shares to an Optionee pursuant to the exercise of an Option shall be subject to:

(a)	completion of such registration or other qualification of such Shares or obtaining approval of such governmental or regulatory authority as counsel to the

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Corporation shall reasonably determine to be necessary or advisable in connection with the authorization, issuance or sale thereof;

(b)	the listing of such Shares on the Exchange, if applicable; and

(c)	the receipt from the Optionee of such representations, agreements and undertakings, including as to future dealings in such Shares, as the Corporation or its counsel reasonably determines to be necessary or advisable in order to safeguard against the violation of the Securities Laws of any jurisdiction.

In this connection the Corporation shall, to the extent necessary, take all reasonable steps to obtain such approvals, registrations and qualifications as may be necessary for the issuance of such Shares in compliance with applicable Securities Laws and for the listing of such Shares on the Exchange.

6.3 Notwithstanding anything else contained herein, at or after the time that any Option could be exercised by a Participant, the Participant may elect to surrender, in whole or in part, his or her rights under any Option by written notice given to the Corporation stating that such Participant wishes to surrender his or her Option in exchange for a payment by the Corporation of a cash amount per optioned Share equal to the difference between the exercise price of the Option and the closing price of the Shares on the TSX Venture Exchange on the trading day prior to such exercise (the "Cash Amount"). The Board at its sole discretion may either pay such Cash Amount or satisfy its obligations pursuant to this Section 6.3 by issuing Shares to the Optionee with a value equal to the Cash Amount, such Share to be issued at a value per Share equal to the closing price of the Shares on the TSX Venture Exchange on the trading day prior to such exercise. The Board additionally has the sole discretion to consent to or disapprove of the election of the Participant to receive the Cash Amount pursuant to this Section 6.3. If the Board disapproves of the election, the Participant may (i) exercise the Option under Section 6.1 or (ii) retract the request to exercise such Option.

ARTICLE 7

RESIGNATION; TERMINATION; DEATH; DISABILITY; RETIREMENT

7.1 Subject to any express resolution passed by the Board with respect to an Option, if an Optionee who is an officer, employee (part-time or full-time), director or Consultant of the Corporation ceases to be an officer, employee (part-time or full-time), director or Consultant of the Corporation such that the Optionee holds none of such positions with the Corporation (in each case, the "Departure") and does not continue in at least one of such capacities, each Option held by the Optionee will terminate and be deemed to have been terminated:

(a)	if the reason for Departure is resignation or termination without cause, and the Departure is in respect of a director or officer, as applicable, at 4:00 p.m. (Calgary time) on the earlier of: (i) the expiry date of the Option; and (ii) the date that is 180 days after the date of Departure;

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(b)	if the reason for Departure is resignation or termination without cause, and the Departure is in respect of an employee (part-time or full-time), at 4:00 p.m.

(Calgary time) on the earlier of: (i) the expiry date of the Option; and (ii) the date that is 60 days after the date of Departure;

(c)	if the reason for Departure is resignation or termination without cause, and the Departure is in respect of a Consultant, in accordance with the terms of the Consulting agreement entered into between the Corporation or the Subsidiary and the Consultant, or, if not expressly indicated in such Consulting agreement, at 4:00 p.m. (Calgary time) on the earlier of: (i) the expiry date of the Option; and (ii) the date that is 60 days after the date of Departure;

(d)	if the reason for Departure is death, permanent disability or normal retirement of the Optionee, at 4:00 p.m. (Calgary time) on the earlier of: (i) the expiry date of the Option; and (ii) the date that is 180 days after the date of Departure; and

(e)	if the reason for Departure is termination for cause, at 12:01 a.m. (Calgary time) on the date of Departure;

provided that in the circumstances described in clauses (a), (b), (c) and (d) above, the Option may be exercised or surrendered during the respective periods only to the same extent, in the same manner, and subject to the same restrictions and limitations that the Optionee was entitled to exercise or surrender the Option as at the date of Departure. Notwithstanding anything else contained herein, no Option shall vest following the date of Departure of the Optionee.

7.2 In the event of an Optionee’s death or permanent disability, any Option held by the Optionee at the time of his death or permanent disability may be exercised or surrendered only:

(a)	by the person to whom the Optionee’s rights under the Option shall pass by the Optionee’s legal will or pursuant to applicable law; and

(b)	to the same extent, in the same manner and subject to the same restrictions and limitations that the Optionee was entitled to exercise or surrender the Option as at the date of death or permanent disability.

ARTICLE 8

CHANGE IN CONTROL AND CERTAIN ADJUSTMENTS

8.1 Notwithstanding any other provision of this Plan in the event that the Corporation receives an offer (the “Offer”) for:

(a)	the acquisition by any Person of Shares or rights or options to acquire Shares of the Corporation or securities which are convertible into Shares of the Corporation or any combination thereof such that after the completion of such acquisition such Person would be entitled to exercise 30% or more of the votes entitled to be cast at a meeting of the Shareholders; or

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(b)	the sale by the Corporation of all or substantially all of the property or assets of the Corporation;

then notwithstanding that at the effective time of the Offer the Optionee may not be entitled to all the Shares granted by the Option, the Optionee shall be entitled to exercise the Options to the full amount of the Shares remaining at that time from the date of the Offer to the date of the close of any such transaction. If such transaction is not completed within 90 days of the date of the Offer and the Optionee has not so exercised that portion of the Option relating to Shares to which the Optionee would not otherwise be entitled, this provision shall cease to apply to the Offer.

8.2 Appropriate adjustments with respect to Options granted or to be granted, in the number of Shares optioned and in the Option Price, shall be made by the Board to give effect to adjustments in the number of Shares of the Corporation resulting from subdivisions, consolidations or reclassifications of the Shares of the Corporation, the payment of stock dividends or cash dividends by the Corporation (other than dividends in the ordinary course), the distribution of securities, property or assets by way of dividend or otherwise (other than dividends in the ordinary course), or other relevant changes in the capital stock of the Corporation or the amalgamation or merger of the Corporation with or into any other entity, subsequent to the approval of the Plan by the Board. The appropriate adjustment in any particular circumstance shall be conclusively determined by the Board in its sole discretion, subject to approval by the Shareholders of the Corporation and to acceptance by the Exchange respectively, if applicable.

ARTICLE 9

AMENDMENT OR DISCONTINUANCE OF PLAN

9.1 The Board may amend or discontinue the Plan at any time upon receipt of requisite regulatory approval including without limitation, the approval of the Exchange, provided, however, that no such amendment may, without the consent of the Shareholders, increase the maximum number of Shares that may be optioned under the Plan, change the manner of determining the minimum Option Price, reduce the Option Price for Options granted to Insiders or, without the consent of the Optionee, alter or impair any of the terms of any Option previously granted to an Optionee under the Plan. Any amendments to the terms of an Option shall also require regulatory approval, including without limitation, the approval of the Exchange.

ARTICLE 10 MISCELLANEOUS PROVISIONS

10.1 The holder of an Option shall not have any rights as a Shareholder of the Corporation with respect to any of the Shares covered by such Option until such holder shall have exercised such Option in accordance with the terms of the Plan (including tendering payment in full of the Option Price of the Shares in respect of which the Option is being exercised) and the issuance of Shares by the Corporation.

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10.2 Nothing in the Plan or any Option shall confer upon an Optionee any right to continue in the employ of the Corporation or any Subsidiary or affect in any way the right of the Corporation or any Subsidiary to terminate his employment at any time; nor shall anything in the Plan or any Option be deemed or construed to constitute an agreement, or an expression of intent, on the part of the Corporation or any Subsidiary to extend the employment of any Optionee beyond the time which he would normally be retired pursuant to the provisions of any present or future retirement plan of the Corporation or any Subsidiary or any present or future retirement plan of the Corporation or any Subsidiary, or beyond the time at which he would otherwise be retired pursuant to the provisions of any contract of employment with the Corporation or any Subsidiary.

10.3 To the extent required by law or regulatory policy or necessary to allow Shares issued on exercise of an Option to be free of resale restrictions, the Corporation shall report the grant, exercise or termination of the Option to the Exchange and the appropriate securities regulatory authorities.

ARTICLE 11

SHAREHOLDER AND REGULATORY APPROVAL

11.1 The Plan shall be subject to the approval of the Shareholders of the Corporation to be given by a resolution passed at a meeting of the Shareholders of the Corporation in accordance with the Business Corporations Act (Alberta), and to acceptance by the Exchange. Any Options granted prior to such approval and acceptances shall be conditional upon such approval and acceptance being given and no such Options may be exercised unless such approval and acceptance is given.

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